Exhibit 8.1

                                                        8180 Greensboro Drive
                                                              Suite 785
                                                     McLean, Virginia 22102-3888
                                                       Telephone (703) 883-1100
                                                       Facsimile (703) 883-2511
                                                        E-mail  bank@clark.net
  Breyer & Associates PC                              *Not admitted in Virginia
================================================================================
  ATTORNEYS AT LAW*





                                                 June 10, 2004



Board of Directors
Home Federal Savings and Loan Association of Nampa
500 12th Avenue South
Nampa, Idaho 83653

         Re: Federal Income Tax Consequences Relating to Proposed Mutual Holding Company Reorganization of Home Federal Savings and Loan Association of Nampa
                  -----------------------------------------------------------

Gentlemen:

         In accordance with your request, set forth herein is the opinion of this firm relating to federal income tax consequences of (i) the proposed conversion of Home Federal Savings and Loan Association of Nampa (the "Association") from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank (the "Stock Bank") and (ii) the formation of Home Federal MHC (the "Mutual Holding Company"), a federal mutual holding company, and Home Federal Bancorp, Inc. (the "Holding Company"), a mid-tier federal holding company and the subsidiary of the Mutual Holding Company. The Mutual Holding Company will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to the Holding Company (the "Reorganization").

         For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including but not limited to the Plan of Reorganization and Stock Issuance as adopted by the Association's Board of Directors on May 18, 2004 and amended on June 8, 2004 (the "Plan"); the mutual charter and bylaws of the Association; the factual information in the Affidavit of Representations dated June 10, 2004 provided to us by the Association (the "Affidavit") and the Prospectus (the "Prospectus") included in the Registration Statement on Form S-1 (the "Registration Statement") to be filed with the Securities and Exchange Commission ("SEC"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

                                   BACKGROUND
                                   ----------

         Based solely upon our review of such documents, and upon such factual information as the Association and the Holding Company have provided to us (which we have not attempted to verify

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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 2


in any respect), and in reliance upon such documents and information, we set forth herein a general summary of the relevant facts and proposed transactions, qualified in its entirety by reference to the documents cited above.

         The Association is a federally-chartered mutual savings and loan association which is in the process of converting to a federally-chartered stock savings bank. The Association was initially organized in 1920. The Association is a member of the Federal Home Loan Bank System and its deposits are federally insured under the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). The Association's principal executive offices are located in Nampa, Idaho.

         The Association is a community-oriented financial institution primarily serving Ada, Canyon, Elmore and Gem County, Idaho. The Association is engaged primarily in the business of attracting deposits from the general public and using such funds to originate loans secured by first mortgages on owner-occupied, residential real estate, residential development and construction, and commercial real estate. At March 31, 2004, the Association had total assets of $496.8 million, deposit accounts of $329.5 million and equity of $42.4 million, on a consolidated basis.

         As a federally-chartered mutual savings and loan association, the Association has no authorized capital stock. Instead, the Association, in mutual form, has a unique equity structure. A savings depositor of the Association is entitled to payment of interest on his account balance as declared and paid by the Association, but has no right to a distribution of any earnings of the Association except for interest paid on his deposit. Rather, such earnings become retained earnings of the Association.

         However, a savings depositor does have a right to share pro rata, with respect to the withdrawal value of his respective savings account, in any liquidation proceeds distributed if the Association is ever liquidated. Savings depositors and certain borrowers are members of the Association and thereby have voting rights in the Association. Each savings depositor is entitled to cast votes in proportion to the size of their account balances or fraction thereof held in a withdrawable deposit account of the Association, and each borrower member is entitled to one vote in addition to the votes (if any) to which such person is entitled in such borrower's capacity as a savings depositor of the Association. All of the interests held by a savings depositor in the Association cease when such depositor closes his accounts with the Association.

                              PROPOSED TRANSACTION
                              --------------------

         Management of the Association believes that the Reorganization offers a number of advantages which will be important to the future growth and performance of the Holding Company and the Stock Bank in that it is intended to support the Association's current lending and investment

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                                                        Breyer & Associates PC
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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 3


activities and also support possible future expansion and diversification of operations; afford the Association's members and others the opportunity to become stockholders of the Holding Company and participate more directly in, and contribute to, any future growth of the Holding Company and the Stock Bank; and enable the Holding Company and the Stock Bank to raise additional capital in the public equity or debt markets should the need arise.

         Accordingly, pursuant to the Plan, the Association will undergo the Reorganization whereby it will be converted from a federally-chartered mutual savings and loan association to a federally-chartered stock savings bank to be known as Home Federal Bank. The Reorganization will be accomplished as follows:

         (1) The Association will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One");

         (2) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two");

         (3) Interim One will organize the Holding Company as a wholly-owned subsidiary;

         (4) The Association will exchange its charter for a federal stock savings bank charter to become the Stock Bank and Interim One will exchange its charter for a federal mutual holding company charter to become the Mutual Holding Company;

         (5) simultaneously with step (4), Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution;

         (6) all of the initially issued stock of the Stock Bank will be transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company;

         (7) The Mutual Holding Company will contribute the capital stock of the Stock Bank to the Holding Company and the Stock Bank will become a wholly-owned subsidiary of the Holding Company; and

         (8) contemporaneously with the reorganization, the Holding Company will offer for sale in the stock offering shares of common stock based on the pro forma market value of the Holding Company and the Stock Bank.

         Under the Plan and in accordance with regulations of the Office of Thrift Supervision ("OTS"), the shares of Common Stock will first be offered through the Subscription Offering

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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 4


pursuant to nontransferable subscription rights on the basis of preference categories in the following order of priority:

         (1)      Eligible Account Holders;

         (2)      Tax-Qualified Employee Stock Benefit Plans;

         (3)      Supplemental Eligible Account Holders; and

         (4)      Other Members.

         Any shares of Common Stock not subscribed for in the Subscription Offering may be offered in the Direct Community Offering in the following order of priority:

         (a) Natural persons residing in Ada, Canyon, Elmore and Gem County, Idaho, the counties in which the Association maintains offices; and

         (b)      The general public.

         Any shares of Common Stock not subscribed for in the Direct Community Offering, if any, may be offered to certain members of the general public on a best efforts basis by a syndicate of broker-dealers in a Syndicated Community Offering.

         Those persons who, as of the date of the Reorganization (the "Effective Date"), hold depository rights with respect to the Association will thereafter have such rights solely with respect to Stock Bank. Each deposit account with the Association at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to the Association immediately prior to the Reorganization will continue to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts or borrowings with Stock Bank. All new depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with Stock Bank.

         The Reorganization will not interrupt the business of the Association. The Stock Bank will continue to engage in the same business as the Association immediately prior to the Reorganization, and the Stock Bank will continue to have its savings accounts insured by the SAIF. All loans of the Association will remain unchanged and retain their same characteristics in the Stock Bank.

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                                                        Breyer & Associates PC
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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 5


         The shares of Interim Two common stock owned by the Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Stock Bank stockholders (formerly the members holding liquidation rights of the Association) will be transferred to the Mutual Holding Company by such persons in exchange for membership interests in the Mutual Holding Company.

         The Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the Mutual Holding Company. So long as the Mutual Holding Company is in existence, however, it must own a majority of the voting stock of the Holding Company. The Holding Company may issue any amount of non-voting stock to persons other than the Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

         The Plan must be approved by the OTS and by an affirmative vote of at least a majority of the total votes eligible to be cast at a meeting of the Association's members called to vote on the Plan.

                                     OPINION
                                     -------

         Based on the foregoing and in reliance thereon, and subject to the conditions stated herein, it is our opinion that the following federal income tax consequences will result from the proposed transaction.

         With respect to the exchange of the Association's charter for a stock charter (the "Bank Conversion"):

         1. The conversion of the Association's charter from a mutual savings and loan association charter to a stock bank charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

         2. No gain or loss will be recognized by the Association upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of the Association. (Code Sections 361(a) and 357(a).)

         3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Association in exchange for shares of Stock Bank common stock. (Code Section 1032(a).)
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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 6


         4. Stock Bank's holding period in the assets received from the Association will include the period during which such assets were held by the Association. (Code Section 1223(2).)

         5. Stock Bank's basis in the assets of the Association will be the same as the basis of such assets in the hands of the Association immediately prior to the reorganization. (Code
                  Section 362(b).)

         6. The Association's members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Mutual Bank. (Code
                  Section 354(a)(1).)

         7. Stock Bank will succeed to and take into account the Association's earnings and profits or deficit in earnings and profits, as of the date of the reorganization. (Code Section 381.)

         8. For purposes of Section 381, Stock Bank will be treated the same as the Association, and therefore, the Association's tax year will not end merely as a result of the conversion of the Association to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg.
                  Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404.)

         9. No gain or loss shall be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to the Mutual Holding Company, in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code
                  Section 354(a)).

         10. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a).) Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a

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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 7


                  result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

         11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor. (Code Section 358(a)(1).) The basis of the interests in the liquidation rights in the Mutual Holding Company to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of the Association shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

         With respect to the transfer of Stock Bank stock to the Mutual Holding Company, for membership interests (the "351 Transaction"):

         12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in the Mutual Holding Company will constitute a tax-free exchange of property solely for "stock" pursuant to
                  Section 351 of the Code.

         13. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Bank Conversion to the Mutual Holding Company solely in exchange for membership interests in the Mutual Holding Company. (Code Section 351.)

         14. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members' basis in the Mutual Holding Company membership interests received in the transaction (which basis is zero) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1).)

         15. The Mutual Holding Company will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in the Mutual Holding Company. (Code Section 1032(a).)

         16. The Mutual Holding Company's basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is zero) will be the same as the basis of such property in the hands of Eligible

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                                                        Breyer & Associates PC
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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 8


                  Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. (Code
                  Section 362(a).)

         17. The Mutual Holding Company's holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. (Code
                  Section 1223(2).)

         With respect to the transfers to the Holding Company in exchange for common stock in the Holding Company (the "Secondary 351 Transaction"):

         18. The Mutual Holding Company and the persons who purchased Common Stock of the Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Holding Company in exchange for stock in the Holding Company. (Code Section 351(a).)

         19. The Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Holding Company Common Stock. (Code Section 1032(a).)

         20. The Mutual Holding Company's basis in the Holding Company Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1).)

         21. The Mutual Holding Company's holding period in the Holding Company Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1).)

         22. The Holding Company's basis in the Stock Bank stock received from the Mutual Holding Company will be the same as the basis of such property in the hands of the Mutual Holding Company. (Code Section 362(a).)

         23. The Holding Company's holding period for the Stock Bank stock received from the Mutual Holding Company will include the period during which such property was held by the Mutual Holding Company. (Code Section 1223(2).)

         24. It is more likely than not that the basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012.) The

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Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 9


                  holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code
                  Section 1223(6).)

         Our opinion in paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion in paragraphs 10 and 24 above is based on the position that the subscription rights have a fair market value of zero. We note that the subscription rights will be available to the recipients without cost, will be legally non-transferable and of short duration, and will afford the recipients the right only to purchase shares of Common Stock at the same price as will be paid by members of the general public in the Direct Community and Syndicated Community, if any. We further note that we are not aware of the Internal Revenue Service claiming in any similar transaction that subscription rights have any market value. Because there are no judicial opinions or official Internal Revenue Service positions on this issue, our opinion related to subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Our conclusion is supported by a letter from RP Financial, LC., which states that the subscription rights have no ascertainable market value. If the Internal Revenue Service disagrees with this valuation of subscription rights and determines that such subscription rights have value, income may be recognized by recipients of these rights, in certain cases whether or not the rights are exercised. This income may be capital gain or ordinary income, and the Holding Company should recognize gain on the distribution of these rights. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

                                SCOPE OF OPINION
                                ----------------

         Our opinion is limited to the material federal income tax matters of the transaction proposed as it relates to the Mutual Holding Company, the Holding Company, the Association and the recipients of subscription rights. Except as set forth above, we express no opinion as to any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

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                                                        Breyer & Associates PC
                                                      ==========================

Boards of Directors
Home Federal Savings and Loan Association of Nampa
June 10, 2004
Page 10


                                    CONSENTS
                                    --------

         We hereby consent to the filing of this opinion with the OTS as an exhibit to the Application H-(e)1-S filed by the Holding Company with the OTS in connection with the Reorganization and the reference to our firm in the Application H-(e)1-S under Item 110.70(a) therein.

         We also hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and with the OTS as an exhibit to the Notice of Mutual Holding Company Reorganization on Form MHC-1, and any amendments thereto, and to the references to our firm in the Prospectus, which is a part of both the Registration Statement and the Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of a Mutual Holding Company on Form MHC-2, under the headings "Home Federal's Reorganization and Stock Offering - Effects of the Reorganization and Stock Offering - Tax Effects" and "Legal and Tax Opinions."

                                              Very truly yours,



                                              /s/ BREYER & ASSOCIATES PC

                                              BREYER & ASSOCIATES PC